Exhibit 99.1
NOT For Immediate Release
RightNow Signs Definitive Agreement to Acquire Social Networking Company
RightNow is First to Blend Social and CRM to Deliver Exceptional Customer Experiences
BOZEMAN, MONT. — SEPTEMBER 8, 2009 — RightNow (NASDAQ: RNOW) has signed a definitive agreement to acquire HiveLive, Inc., an enterprise-class social platform provider. The acquisition will combine RightNow’s on demand customer relationship management (CRM) solution with HiveLive’s innovative platform for customer support, engagement and loyalty, and ideation communities to help organizations maximize every opportunity to deliver great customer experiences.
RightNow believes that by adding the HiveLive platform, RightNow will deliver the broadest social CRM solution in the marketplace. The HiveLive platform is available immediately following the acquisition and will be tightly integrated into RightNow November ’09. A demonstration of HiveLive will be featured at the RightNow Summit in Colorado Springs, Colo., October 26 – 28.
“Our clients and prospects are clamoring for more social web functionality. With the addition of HiveLive, we meet all the customer experience needs of consumer-focused organizations today, with market-leading e-service capabilities, a robust contact center solution, and now an innovative social platform. It is that unmatched combination of customer experience and social expertise that gives us a much expanded opportunity to provide even more value to our clients.”
Greg Gianforte, CEO, RightNow
CRM and the Social Revolution
Increasingly more customer conversations are happening directly between consumers; online communities and social networking sites are becoming a critical source of information when consumers make purchase decisions or seek service and support. Most organizations struggle not only to participate in social conversations, but to integrate those conversations into internal business process, tap them for design ideas, and leverage them to create passionate brand advocates. By fully integrating the HiveLive platform, RightNow will be able to connect customer communities with existing CRM business processes, helping companies to deliver exceptional customer experiences.
The Social CRM Experience

With the HiveLive platform, companies will be able to easily:
•	Implement prebuilt communities for customer support, engagement and loyalty, and ideation

•	Configure these communities for unique business needs

•	Incorporate forums, blogs, ideation, question and answer dialogues, media sharing and more

•	Integrate customer generated content into the market-leading RightNow knowledge base

The HiveLive platform complements RightNow Cloud MonitorTM by empowering organizations not only to monitor the social web but actually facilitate their own communities. HiveLive will also add the social channel to RightNow’s multi-channel contact center offering, which includes phone, email, mobile, web, feedback and chat.
“HiveLive has gone far beyond traditional forum-based communities with a flexible platform that enables customer support, innovation, loyalty and lead generation. The platform can also help organizations very easily create their own unique, brand-specific consumer communities.”
David Vap, vice president of products, RightNow
“At HiveLive, we’ve built a world class team of social experts. We are excited to join RightNow and share with its clients our unique social platform. With RightNow we believe that we will be able to dramatically accelerate the adoption of the platform.”
John Kembel, co-founder and CEO of HiveLive, Inc.; Kembel is also a Consulting Associate Professor and Strategy Board member at the Hasso Plattner Institute of Design at Stanford
Acquisition Details
Under the terms of the definitive agreement, RightNow will acquire all of the stock of HiveLive for approximately $6 million in cash. The acquisition is expected to be accretive to earnings in the fourth quarter of 2010. The Company expects an increase in operating expenses of approximately $1 million per quarter as a result of headcount additions. RightNow expects to close the transaction next week and have it recorded in its September 30, 2009 quarter end financial statements.
For the third quarter of 2009, the Company reaffirms its previously issued revenue and non-GAAP earnings per share guidance, which was originally provided in its press release dated July 29, 2009.
For the full year 2009, RightNow reaffirms its revenue guidance, which was also provided in its press release dated July 29, 2009. The Company reduces its full year 2009 non-GAAP earnings per share guidance, which excludes stock-based compensation, and amortization of intangible assets resulting from the transaction, from a range of $0.29 to $0.33 to $0.27 to $0.31.
RightNow expects increased expenses from the acquisition in amortization of acquired intangibles, which will be finalized once the purchase price accounting valuation is complete. As such, the Company has withdrawn its previous GAAP earnings per share guidance for the third quarter and full year 2009.
Conference Call Information

RightNow will host a teleconference at 5:00 p.m. ET/3:00 p.m. MT today, September 8, 2009. To access the call, please dial (877) 681-3376 at least five minutes prior to the start time. An audio webcast and replay of the call will also be available at http://investor.rightnow.com/events.cfm. An audio replay of today’s conference call will be available from September 8, 2009 to September 22, 2009 by dialing 719-457-0820 with the replay passcode 6290947.
About RightNow

RightNow (NASDAQ: RNOW) delivers on demand CRM solutions that help consumer-centric organizations deliver great customer experiences. Approximately 1,900 corporations and government agencies worldwide depend on RightNow to better meet the needs of those they serve. RightNow is headquartered in Bozeman, Montana. For more information, please visit RightNow Technologies.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to include, but are not limited to the risk that the HiveLive, Inc. purchase transaction will not close, and the risks associated with purchasing HiveLive, Inc., including the our ability to retain and motivate HiveLive’s employees, our ability to integrate and market HiveLive’s solutions to new customers, our ability to retain HiveLive’s existing customers, the speed, quality and cost of the our efforts to integrate HiveLive’s solutions with the our solution set, the security and reliability of HiveLive’s service, and the risks associated with forecasting impact on combined financial results. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
FRNOW
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